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EXHIBIT 2.03


                                      NOTE

$500,000.00                                                         May 20, 2005


         The undersigned maker promises to pay to the order of A.B.C. Farms, LLC, its successors or assigns, at 9 Canterbury Road, Richmond, Virginia 23221, the principal sum of Five Hundred Thousand Dollars with interest at the rate of Eight Per Cent (8%) per annum, payable as follows:

         Interest only payable semiannually, with the first payment of interest being due on November 20, 2005, and on May 20, 2006, the entire principal balance and all accrued and unpaid interest shall be due and payable.

         Each payment shall be applied first to the payment of all accrued and unpaid interest.

         The right is reserved to prepay this Note in whole at any time.

         MAKER SHALL NOT MAKE ANY IMPROVEMENTS TO THE REAL ESTATE SECURED BY THIS NOTE.

         The maker, and all endorsers and guarantors, if any, jointly and severally agree that:

         1. If there is a default in any payment, or a default in the performance of or compliance with any covenant, warranty or agreement in the Deed of Trust securing this Note, the unpaid principal balance of this Note with all accrued interest at any time during such default, at the option of the holder, may be declared and thereupon shall become due and payable in full. Failure to exercise this option shall not constitute a waiver of the right to exercise the option in the event of any subsequent default.

         2. If any of them is declared a bankrupt, an insolvent, or makes an assignment for the benefit of creditors, the holder of this Note may, at its option, declare the unpaid principal balance of the Note with all interest accrued thereon due and payable.

         3. They waive demand, presentment, protest and notice of dishonor, and waive the benefit of the homestead exemption and all other exemptions as to the debt represented by this Note.

         4. They will pay all expenses incurred in the collection of this Note, including attorney's fees of not less than Fifteen Percent (15%) of the total amount due if it becomes necessary to place this Note in the hands of an attorney for collection.

         The maker agrees to pay a late charge of five percent (5%) of any installment that is paid more than fifteen (15) calendar days after its due date.

         If legal or equitable title to the property conveyed by the Deed of Trust securing this Note, or any portion thereof, or interest therein, is transferred to or becomes vested in anyone other than the Grantor in the Deed of Trust, by assignment, sale, conveyance, encumbrance, or otherwise, without the prior written consent of the holder, the holder shall have the option to declare all sums due under this Note, or under the Deed of Trust securing this Note, immediately due and payable in full. In addition, in any such event, the holder


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reserves the right in its sole discretion to: (a) modify any of the terms of this Note, or of the Deed of Trust securing this Note, as it deems necessary;
(b) increase the interest rate effective as of the date of transfer; and (c) charge an assumption fee.

         The payment of this Note is secured by a Deed of Trust of even date from the maker to Rhea & Miller, P.C., Trustee, on real estate designated on the land records of Augusta County, Virginia, as Tax Map 46-86, containing 33.522 Acres on the south side of Route 275 on Lewis Creek, Beverley Manor District, Augusta County, Virginia.

         The term "maker" as used in this Note refers to each and every person, corporation, trust, partnership, or other legal entity signing this Note. Each maker is liable for payment of the entire debt. The obligations of each maker shall bind the maker's heirs, personal representatives, successors and assigns. The term "holder" as used in this Note refers to the named payee(s) and successors and assigns of the named payee(s).

         Whenever used herein, the singular shall include the plural and vice versa, and the use of any gender shall include all other genders.

         WITNESS the following signature and seal.


                                   Seawright Holdings, Inc.


                                   By: /s/ Joel P. Sens
                                       -----------------------------------------
                                       Title: President
                                       I.D. No. 54-1965220